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                                                                 Exhibit 99.1

             PROXICOM ACQUIRES A LEADING U.K. E-BUSINESS CONSULTANCY

         RESTON, Va., April 11, 2000--Proxicom, Inc. (Nasdaq: PXCM), a leading e-business consulting and development company, today announced that it has acquired Clarity IBD Limited, one of the United Kingdom's leading e-business consultancies, for 1.29 million shares and US$16 million in cash. Clarity, with a team of more than 80 consulting professionals based in London, will merge with Proxicom's existing U.K. operations.

         "This acquisition is a reflection of our focus on building a genuinely international business structure with an emphasis on bringing in local expertise for providing e-business solutions," said Heiner Rutt, President of Proxicom. "As a U.K. company with an impressive client roster and a leadership position for developing multi-channel e-business strategies including interactive TV and wireless, Clarity fits well within our growth strategy. Clarity strengthens Proxicom's ability to cater to leading European clients and promotes the company's international expansion strategy."

         The Clarity acquisition is Proxicom's latest strategic initiative to accelerate the company's international operations. Earlier in the year, Proxicom announced the appointment of two European nationals to its executive management team. Heiner Rutt, a former Senior Vice President and Regional Chair of the Americas for Boston Consulting Group (BCG), was appointed President of Proxicom. Michael Hansen, former co-leader of BCG's E-commerce practice, was appointed Senior Vice President in charge of Proxicom's international operations. Proxicom currently has offices in London, Munich, Rome and Madrid.

         On completion of the acquisition, Proxicom's London office will become its largest international operation.

         "As part of the Proxicom team, we will leverage our combined strengths to penetrate entirely new markets for our e-services and grow our international client work and client base," said Martin Chilcott, Chairman and co-founder of Clarity. "Proxicom is a premier provider of e-business solutions and we're excited about extending our capabilities for our clients internationally and across a breadth of platforms and channels. In addition, our belief in the

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value of investing in people is remarkably similar to that of Proxicom.
Through the utilization of individuals in multi-disciplinary teams, we can make the most of their strategic, creative and technical knowledge. We attribute Clarity's remarkable success to this kind of corporate culture."

         Through proven, go-to-market methodologies, Clarity provides a complete range of e-business services from strategy to implementation, complementing its clients' existing activities or creating entirely new businesses and brands. This profitable company has high-level, long-term relationships with some of the U.K.'s largest and most committed e-businesses. It is also a recognized leader in e-commerce strategy development and implementation for four rapidly evolving digital markets: IT and Telecommunications; Retail; Travel; and Financial Services.

         "Clarity also represents a good strategic fit for us as it builds on Proxicom's U.K. customer base with premium, blue-chip brands," Rutt continued. "We already see a number of strategic opportunities to expand these client relationships and further penetrate their respective sectors."

         Clarity's staff will be retained by Proxicom in its entirety and will be integrated with Proxicom U.K. Ltd. Clarity Managing Director Andrew
Skates will be in charge of Proxicom, U.K. Ltd.'s operations. Clarity Chairman and co-founder Martin Chilcott and current Proxicom U.K. Ltd. Managing Director Carina Smith will take on senior-level business development roles across Proxicom's pan-European operations.

ABOUT CLARITY IBD:

Clarity IBD Ltd. (www.marketing.co.uk) - Building Business Online

Clarity IBD Ltd is the UK's leading independent e-business development consultancy. It develops and implements customer-centric strategies to help organizations create competitive advantage through interactive digital media. These strategies are multi-channel and designed to support existing infrastructure and assets or to create entirely new businesses and brands. Clarity is a European leader in developing multi-channel e-business strategies and the application of Internet, interactive television, wireless and multimedia technologies to create innovative solutions for its clients. Clients include:
Abbey National Group, cahoot, British Telecom, BT Worldwide, Dixons Stores Group, Currys, @Jakarta, Eurostar, Railtrack and Royal & SunAlliance. Clarity IBD Ltd was formed in 1996 and currently employs 80 staff at its offices in London.

ABOUT PROXICOM:

Proxicom, Inc. is an Internet development and e-business consulting company that delivers innovative Internet-based solutions and applications for Fortune 500 companies and other global, forward-thinking businesses.

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         Our 800 strategy, creative and technology professionals provide specialized e-business development expertise for the following global industries: Energy & Telecom; Financial Services; Retail & Manufacturing; and the Service Industries, which include the media and entertainment, travel and transportation businesses. Founded in 1991 as a systems integrator, Proxicom has developed and built e-businesses for such blue-chip companies as America
Online, General Electric, General Motors, Merrill Lynch, Marriott International, Mercedes-Benz Credit Corp., and NBC, among many others. With its headquarters in Reston, Va., Proxicom has U.S. offices in New York, Los Angeles, Chicago, San Francisco, Houston, and Sausalito, Calif., and European offices in London, Munich, Rome and Madrid.

         For more information, please visit www.proxicom.com or call 1-877-PROXICOM.

Proxicom is a registered trademark of Proxicom, Inc. All other product, service and company names are trademarks, registered trademarks or service marks of their respective owners.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements in this release regarding Proxicom, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements in this release, see the "Risk Factors" section in the company's prospectus dated April 19, 1999.